June 5, 1998


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Seafoods Plus, Ltd., a Utah corporation (the "Registrant"), SEC File No. 0-21853, to be filed on or about June 3, 1998 , covering the registration and issuance of 66,068 shares of common stock to four individual Consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                             Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:    Seafoods Plus, Ltd.